EXHIBIT 99.3

EXECUTION COPY

BOARD NOMINEE AGREEMENT

          This BOARD NOMINEE AGREEMENT (this “Agreement”) is dated as of July 5, 2005, by and among Avnet, Inc., a New York corporation (the “Company”), and the holders of the Company’s common stock, par value $1.00 per share (the “Common Stock”), listed on the signature pages hereto (each, a “P Shareholder”).

R E C I T A L S

          A. Memec Group Holdings Limited, a company incorporated in England and Wales (“Manchester”), the Company and the shareholders of Manchester have entered into a Securities Acquisition Agreement, dated as of April 26, 2005 (the “Securities Acquisition Agreement”), providing for, among other things, the sale and issuance by the Company to the P Shareholders of approximately 18 million shares of the Common Stock; and

          B. The parties hereto wish to enter into certain agreements as provided herein.

A G R E E M E N T

          NOW, THEREFORE, in consideration of the foregoing and the covenants contained in this Agreement and for other valuable consideration, the Company and the P Shareholders agree as follows:

          1. Board Nominee.

     (a) In connection with each meeting of the shareholders of the Company at which directors of the Company are to be elected, so long as this Agreement is in effect, the Company shall:

          (i) nominate Peter Smitham for the position of director of the Company; and

          (ii) recommend to the Company’s shareholders to Vote all of their shares of capital stock of the Company in favor of the directors nominated by the Company. For purposes of this Agreement, “Vote” shall include voting by written consent, in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action; or

     (b) If Peter Smitham is not available to serve as a director of the Company in accordance with Section 1(a) above for any reason (including his death, disability or resignation), then (i) for so long as the P Shareholders beneficially own 7.5% or more of the outstanding shares of capital stock of the Company, to be calculated as of the date of determination of such amount in accordance with Schedule A hereto, the P Shareholders shall have the right to nominate a director (or one or more substitute director nominees)

and provided that such director nominee is reasonably acceptable to the Company’s Corporate Governance Committee and board of directors, the Company shall nominate and recommend such director nominee in accordance with the terms of Section 1(a) above and (ii) for so long as the P Shareholders beneficially own more than 5% of the outstanding shares of capital stock of the Company, to be calculated as of the date of determination of such amount in accordance with Schedule A hereto, but less than 7.5% of the outstanding shares of capital stock of the Company, to be calculated as of the date of determination of such amount in accordance with Schedule A hereto, the P Shareholders shall have the right to select an observer to attend meetings of the Company’s board of directors, who shall receive notice of all such meetings at the same time and manner as the directors, and copies of all materials provided to the directors in their capacity as such in the same time and manner as the directors.

          2. Termination. This Agreement shall terminate at such time as the P Shareholders do not own more than the lesser of (i) 5% of the outstanding shares of capital stock of the Company, to be calculated as of the date of determination of such amount in accordance with Schedule A hereto, and (ii) 25% of the shares of the Common Stock issued pursuant to the Securities Acquisition Agreement, or 6,002,793 shares (as may be adjusted from time to time for stock splits, combinations, recapitalizations or similar events after the date hereof).

          3. Miscellaneous.

          (a) Amendments; Waivers. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the Company and the P Shareholders.

          (b) Entire Agreement. This Agreement represents the entire agreement between the parties and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof.

          (c) Severability. In the event any provision, or portion thereof, of this Agreement is held by a court having proper jurisdiction to be unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder of this Agreement, which shall continue in full force and effect. If any provision of this Agreement is held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is necessary for it to be enforceable.

          (d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of New York, without giving effect to the conflict of laws rules thereof that would apply the law of another state.

          (e) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

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          (f) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally or sent by certified mail, postage prepaid, or by overnight courier, or by telex, facsimile or telegraph, charges prepaid:

if to the Company, to:

Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034
Attention: Raymond Sadowski
Facsimile: (480) 643-7929

with copies to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Barbara L. Becker
Facsimile: (212) 351-4035

If to the P Shareholders:

Permira Advisors Limited
20 Southampton Street
London WC2E 7QH
United Kingdom
Attention: Ian Sellers
Facsimile: +44 (20) 7497-2174

with copies to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars
29th Floor
Los Angeles, California 90067
Attention: Daniel Clivner
Facsimile: (310) 407-7502

or such other address as shall be furnished in writing by any party to the others.

          (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties.

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     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

AVNET, INC.

By:	/s/ Raymond Sadowski

Name: Raymond Sadowski
Title: Senior Vice President and Chief Financial Officer

PERMIRA EUROPE II NOMINEES LIMITED

Signed by:	/s/ Laurence McNairn

for and on behalf of
Permira Europe II Nominees Limited

PERMIRA UK VENTURE IV NOMINEES LIMITED
Signed on behalf of Permira UK Venture IV Nominees Limited:

/s/ Adrian Norman, Director

Signed by:	/s/ S McCaville, Director

(A) as nominee for Barings (Guernsey) Limited as (i) Trustee of Schroder UK Venture Fund IV Trust, and (ii) Custodian of Schroder UK Venture Fund IV LP1 and Schroder UK Venture Fund IV LP2, and

(B) as nominee for Schroder Venture Managers (Guernsey) Limited as manager of the Schroder UK Venture Fund IV Co-investment Scheme

SV (NOMINEES) LIMITED

Signed by:	/s/ Laurence McNairn

for and on behalf of SV (Nominees) Limited as nominee for Schroder Ventures Investments Limited

Schedule A

“the outstanding shares of capital stock of the Company” as of any date means the Company ’s diluted pro forma common shares (excluding treasury shares) outstanding as of such date.